For the fiscal year ended (a) August 31, 1997
File number: 811-4023

                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders


     A  Special  Meeting of Shareholders  was
held  on  October 30, 1996.  At such  meeting
the   shareholders  approved  the   following
proposals:


     a)   Approval of the election of  Edward
          D. Beach, Eugene C. Dorsey, Delayne
          D.  Gold, Robert F. Gunia, Harry A.
          Jacobs,   Jr.,  Donald  D.  Lennox,
          Mendal A. Melzer, Thomas T. Mooney,
          Thomas   H.  O'Brien,  Richard   A.
          Redeker,  Nancy  H.  Teeters,   and
          Louis  A. Weil as Directors of  the
          Fund each to hold office until  the
          earlier  to occur of (i)  the  next
          meeting  of Shareholders  at  which
          Directors are elected and until his
          or  her  successor shall have  been
          duly   elected   and   shall   have
          qualified   or  (ii)  their   terms
          expire   in  accordance  with   the
          Fund's retirement policy.

     b)   Approval  of  an amendment  of  the
          Fund's  investment  restriction  to
          permit an increase in the borrowing
          capabilities  of  the  Fund   which
          would  allow the Fund to borrow  up
          33  1/3% of the value of its  total
          assets.


          Affirmative               Negative
          votes cast               votes cast
Abstain
          259,440,223              31,557,793
17,448,974